EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. One to the Registration Statement (Form S-2, No. 333-104068) and related Prospectus of B.F. Saul Real Estate Investment Trust for the registration of $50,000,000 in unsecured notes and to the incorporation by reference therein of our report dated December 2, 2003, with respect to the consolidated financial statements and schedules of B.F. Saul Real Estate Investment Trust included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 6, 2004